Exhibit 99.1
PRESS RELEASE

FOR IMMEDIATE RELEASE
Investor Relations Contact	Media Contact
Jon Puckett	Kevin Lightfoot
Senior Vice President	Vice President
Investor Relations	Corporate Communications
Affiliated Computer Services, Inc.	Affiliated Computer Services, Inc.
214-841-8281	214-841-8191
Jon.Puckett@acs-inc.com	kevin.lightfoot@acs-inc.com
Affiliated Computer Services Announces Suspension of
Cerberus/Deason Exclusivity Agreement
DALLAS, TEXAS: June 10, 2007 – Affiliated Computer Services, Inc. (NYSE: ACS), announced today that it has reached an agreement with Darwin Deason, the holder of approximately 42% of the Company’s outstanding voting stock and Chairman of the Board of Directors, and Cerberus Capital Management, L.P., to suspend the Exclusivity Agreement between Mr. Deason and Cerberus so that the Company, under the direction of a previously appointed Special Committee of independent directors, can conduct a process to consider the sale of the Company that it considers to be in the best interests of the Company and its stockholders.
As previously disclosed, on March 20, 2007, the Company received a proposal from Mr. Deason and Cerberus to acquire all of the outstanding shares of the Company’s common stock, other than certain shares and options held by Mr. Deason and members of the Company’s management team that would be rolled into equity securities of the acquiring entity, for $59.25 per share in cash. Mr. Deason and Cerberus subsequently increased the offer price to $62.00 per share in cash. In connection with their proposal, Mr. Deason and Cerberus entered into an Exclusivity Agreement, dated March 20, 2007, pursuant to which Mr. Deason agreed to work exclusively with Cerberus to negotiate an acquisition of the Company.
Pursuant to the terms of a Waiver Agreement, dated as of June 10, 2007, between Mr. Deason, Cerberus and the Company, from June 16, 2007 through August 9, 2007, the Special Committee and its financial advisors, Lazard Frères & Co. LLC, will be soliciting indications of interest in a transaction involving the Company, permitting interested parties, including Cerberus, to conduct due diligence, and having discussions with such interested parties regarding potential transactions involving the Company, as well as considering all other strategic alternatives available to the Company.

Also during this period, Mr. Deason will be free to have discussions and negotiations with parties other than Cerberus interested in a potential transaction with the Company. If the Company enters into an agreement with a party other than Cerberus on or prior to August 19, 2007, the Exclusivity Agreement terminates.
Under the terms of the Waiver Agreement, the Company will reimburse Cerberus for up to $7.5 million of documented out-of-pocket expenses incurred by Cerberus in connection with its proposal. In addition, if the Company enters into a transaction with another party, the Company will pay Cerberus $15 million upon consummation of that transaction if, at the time the transaction is signed or closed, Cerberus has not withdrawn its proposal to acquire the Company, has not reduced its offer price below $62.00 per share or otherwise modified its proposal in a manner that is materially adverse to the Company, and is diligently pursuing an acquisition of the Company. Mr. Deason will pay Cerberus 40% (reduced from 100% under the Exclusivity Agreement) of the positive difference between the value of what Mr. Deason will receive in a transaction consummated with another party and what Mr. Deason would have received under the Cerberus proposal.
The Special Committee believes that the terms of the Waiver Agreement will enable it to conduct a process for considering strategic alternatives available to the Company, including a potential sale of the Company, that it considers to be in the best interests of the Company and its stockholders. There is no assurance that the process undertaken by the Special Committee will result in any transaction, including a transaction with Mr. Deason and Cerberus or any other parties.
The Special Committee encourages all parties interested in exploring a potential transaction with the Company to contact the Special Committee’s financial or legal advisors:
Financial Advisors
Lazard Frères & Co. LLC
(212) 632-6000
Attn: Michael J. Biondi/Alex Stern/David Descoteaux
Legal Advisors
Weil, Gotshal & Manges LLP
(212) 310-8000
Attn: Thomas A. Roberts/Michael J. Aiello
ACS, a global FORTUNE 500 company with 58,000 people supporting client operations reaching more than 100 countries, provides business process outsourcing and information technology solutions to world-class commercial and government clients. The Company’s Class A common stock trades on the New York Stock Exchange under the symbol “ACS.” ACS makes technology work. Visit ACS on the Internet at www.acs-inc.com.
The statements in this news release that do not directly relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to numerous risks and uncertainties, many of which are outside the Company’s control. As such, no assurance can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statements. Factors could cause actual results to differ materially from such forward-looking statements. For a description of these factors, see the Company’s prior filings with the Securities and Exchange Commission, including our most recent filing. ACS disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future event, or otherwise.